EXHIBIT 10.59

Equity Pledge Contract

Pledgee: Huaxia Financial Leasing Co., Ltd.

Registered address: Room A-413, Financial Center, No. 36 Changhong Road, Kunming Economic and Technological Development Zone, Yunnan Province

Contact address: 15/F, Tower A, International Enterprise Building, No. 35, Financial Street, Xicheng District, Beijing

Legal representative: Ren Yongguang

Pledgor: Nanjing Qingyang New Energy Co., Ltd.

Registered address: Room 201, Building 2, Huijin Xintiandi Plaza, No. 11 Shengtai Road, Jiangning District, Nanjing (Jiangning Development Zone)

Contact address: [Room 201, Building 2, Huijin Xintiandi Plaza, No. 11 Shengtai Road, Jiangning District, Nanjing (Jiangning Development Zone)]

Legal representative: Rui Yun

Contact number: [13701681151]

Email: [None]

Place of signing: Xicheng District, Beijing

Date of signing: October__________, 2019

Whereas:

Xingren County Almaden New Energy Co., Ltd. (Lessee) and the Pledgee (Lessor) signed the Financial Leasing Contract (No.: HXZL-ZZ-2019166) and its schedules, annexes and other related documents (hereinafter referred to as “Master Contract”) on [October]__________, 2019. The Pledgee has agreed to pay the corresponding Lease Item Purchase Price, obtain the full ownership of the Lease Items and lease them to Xingren County Almaden New Energy Co., Ltd., and Xingren County Almaden New Energy Co., Ltd. has agreed to take on lease the Lease Items, and fulfill to the Pledgee all obligations and liabilities including rent payment in accordance with the provisions of the Master Contract

In order to ensure that Xingren County Almaden New Energy Co., Ltd. fulfills its obligations under the Master Contract in full and on time and guarantees the realization of all the Pledgee’s claims, the Pledgor voluntarily pledges the pledged property hereunder to the Pledgee. The Pledgee has agreed to accept the pledge guarantee provided by the Pledgor.

Upon friendly negotiation, the Pledgor and the Pledgee have signed this Equity Pledge Contract (hereinafter referred to as “Contract”) on the basis of equality, voluntariness and mutual benefit, which shall be binding upon the parties hereto.

Clause 1 Pledged Property

1.1 The pledged property hereunder means (i) 100% equity of Xingren County Almaden New Energy Co., Ltd. held by the Pledgor and all its rights, title and interest in the registered capital of Xingren County Almaden New Energy Co., Ltd., and (ii) all rights and interests of the Pledgor under the articles of association of Xingren County Almaden New Energy Co., Ltd. (including all equity of Xingren County Almaden New Energy Co., Ltd. currently held by the Pledgor, newly added equity during the pledge period, any dividends or profit distributions arising from such equity and enjoyed by the Pledgor, and any other rights arising from such equity and enjoyed by the Pledgor according to the relevant laws and regulations).

1.2 The basic information of Xingren County Almaden New Energy Co., Ltd. is as follows:

Company name:	Xingren County Almaden New Energy Co., Ltd.	Unified social credit code:	91522322MA6DTRH26E
Type of company	Limited liability company (wholly-owned by legal person, and invested and held by non-natural person)	Registered capital	100 Million
Address	3-4, Unit 20, Chengbei Renhe Homeland, Xingren County, Southwest Guizhou Autonomous Prefecture, Guizhou Province	Legal representative	Zhou Feng
Business scope

It is not allowed to engage in the business prohibited by laws, regulations, and decisions of the State Council; for business subject to approval as required by the law, regulations, and decisions of the State Council, the business activities shall be carried out according to approval by relevant authorities; for business not subject to approval according to the law, regulations, and decisions of the State Council, the enterprise may independently choose its business items. (PV power station development, construction, operation, maintenance, PV system engineering design, construction, operation and maintenance; mechanical and electrical engineering construction; PV system engineering accessories design, manufacturing and sales; trade and agency.)

		Business term	Indefinite

1.3 The equity structure information of Xingren County Almaden New Energy Co., Ltd. is as follows:

No.	Register of shareholders	Shareholding proportion
1	Nanjing Qingyang New Energy Co., Ltd.	100%

Clause 2 Pledge Guarantee

2.1 Scope of Pledge Guarantee

(1) The master claim guaranteed by the pledged property consists of all the debts under the Master Contract and all the debts owed by the Lessee to the Pledgee after the Master Contract is terminated, including but not limited to Pre-lease Interest, Grace Period Interest, Rent, Commission Fee, Lease Security Deposit, early termination fee, Retention Price, Late Penalty and other amount payable by the Lessee to the Pledgee under the Master Contract, expenses incurred by the Pledgee for the realization of its claim (including but not limited to litigation fees, arbitration fees, preservation fees, announcement fees, evaluation fees, appraisal fees, auction fees, travel expenses, attorney fees, etc.), the Lessee’s liability for breach of contract under the Master Contract, and other obligations borne by the Lessee under the Master Contract excluding the obligation to pay money (hereinafter referred to as “Other Obligations”).

4. The amount of the Lease Loan Principal under the Master Contract is RMB [Ninety-three Million Yuan Only] (in figure: ¥93,000,000. 00), which is subject to the cumulative amount of Lease Loan Principals specified in multiple “Pre-lease Interest/Grace Period Interest/Rent Payment Forms” actually incurred under the Master Contract.

(2) If the lessee fails to pay due debt in accordance with the Master Contract (including debt become due early as a result of the Pledgee’s announcement of early termination of the Contract according to the Master Contract) or the Pledgor violates this Contract, the Pledgee is entitled to preferential repayment from the proceeds from the disposal of the pledged property in accordance with the provisions of this Contract.

2.2 The pledge period under this Contract, except as otherwise agreed in the schedule of the Financial Leasing Contract, shall be from the date when this Contract has been signed and the equity pledge registration procedure is completed, to the date when the Lessee pays its debt on time and in full in accordance with the provisions of the Master Contract or the Pledgee realizes the pledge right and its claims are fully repaid, whichever is earlier.

2.3 The Pledgee under this Contract enjoys the first priority of compensation with respect to the pledged property. The Pledgee may directly exercise the pledge right under this Contract without first exercising other security rights (if any) to the Lessee. The Pledgor agrees that under any circumstances, if the Pledgee fails to exercise or timely exercise any of its rights under the other documents signed with the Lessee, including but not limited to claims, security interests, and remedy for breach of contract, it shall not be deemed the Pledgee’s indolence in exercising or waiver of rights, not shall it affect its full exercise of the rights under this Contract.

2.4 The rights and interests of the Pledgee under this Contract shall not be affected by the Pledgee’s grant of grace period or deferred repayment to the Pledgee/Lessee, modification, change and replacement made by the Pledgee and the Lessee to any terms of the Master Contract, and other such events. If the above circumstances occur, it shall be deemed that the prior consent of the Pledgee has been obtained, and the guarantee responsibility of the Pledgor shall not be reduced, excluding that such circumstances affects the establishment or validity of the pledge.

Clause 3 Pledge Registration and Custody of Pledged Property

3.1 Pledge registration

(1) Pledge establishment registration The Pledgor shall assist the Pledgee to go through the pledge registration procedures within five (5) working days after the signing of this Contract, and record the pledge in the register of shareholders of Xingren County Almaden New Energy Co., Ltd. The pledge is established when the industrial and commercial administrative department accepts the pledge registration.

(2) Pledge release registration. When the claims under the Master Contract is fully paid off, the Pledgee shall send a written notice of release of the pledge to the Pledgor or Xingren County Almaden New Energy Co., Ltd. or the industrial and commercial administrative department (if required), and assist the Pledgor to go through the pledge release registration procedures.

3.2 In addition to completing the pledge establishment registration in accordance with this Contract, the Pledgor shall also transfer the original pledge registration certificate to the Pledgee for custody.

Clause 4 Disposal of Pledged Property and Realization of Pledge Right

4.1 The Pledgee has the right to dispose of the pledged property to realize the pledge right, if:

(1) The Lessee fails to pay the Pre-lease Interest, Grace Period Interest, Rent, penalty or other payables under the Master Contract on time and in full.

(2) The Master Contract is found to be invalid, revoked, canceled, or the Pledgee announces that the debts become due early in accordance with the provisions of the Master Contract or the law, and the Lessee fails to pay the corresponding amount to the Pledgee on time and in full.

(3) A breach of contract under this Contract occurs to the Pledgor

4.2 In the event of the above-mentioned disposal of the pledged property, the Pledgee has the right to sell, sell up, auction the pledged property in accordance with the law, and enjoy the priority of repayment of all the secured claims by the proceeds from the sale or auction of the pledged property and the dividend and profit distribution (if any) arising from the pledged property during the pledge period, or using the price of the pledged property to offset all the secured claims.

4.3 If there is any surplus after the proceeds from the disposal of the pledged property are used to offset all the claims, the surplus shall be refunded to the Pledgor.

Clause 5 Representation and Warranty

5.1 The Pledgor makes the following representations and warranties to the Pledgee:

(1) The pledgor is an independent legal person and possesses all necessary capacity for civil rights and civil conduct to perform the obligations hereunder in its own name and independently bear civil liability.

(2) The Pledgor has the right to sign this Contract and has obtained all the authorizations and approvals required to sign this contract and perform its obligations hereunder. The terms of this Contract are the true meaning of the Pledgor and are legally binding on the Pledgor. The Pledgor shall promptly go through the relevant procedures for maintaining its normal operation.

(3) The signing and performance of this Contract does not violate the laws, regulations, articles of association, and relevant documents, judgments and rulings of the competent authorities, nor any contracts, agreements or commitments signed by the Pledgor contradict any other obligations.

(4) The Pledgor guarantees that its own financial statements (if any) and the financial statements (if any) of Xingren County Almaden New Energy Co., Ltd. are in compliance with the law, and the statements reflect the financial position of the Pledgor and Xingren County Almaden New Energy Co., Ltd. faithfully, completely and fairly, and all the materials, documents and information involved in this Contract and the pledged property are true, valid, accurate and complete without any concealment.

(5) The Pledgor guarantees to complete filing, registration, information disclosure or other procedures required for the validiy and legal performance of this Contract, and pay relevant taxes and fees.

(6) Since the issuance of the latest audited financial statements, there has been no material adverse change in the operating conditions and financial position of the Pledgor.

(7) The Pledgor shall not terminate the Articles of Association early, and may not make any modification or supplement to the Articles of Association without the written consent of the Pledgee.

(8) The Pledgor guarantees that there are no circumstances or events that have or may have a material adverse effect on its ability to perform its obligation hereunder.

(9) After the signing of this contract, if the Pledgor increases its equity in the Lessee, the Pledgor shall immediately notify the Pledgee in writing of the details of the relevant increase in the equity, and shall sign a relevant pledge contract regarding the increased equity at the request of the Pledgee, as a further guarantee for the secured master claim, and go through procedures for the approval, registration, etc. of the new equity pledge, so that the additional equity pledge is fully effective.

5.2 The Pledgor further guarantees that:

(1) The pledged property hereunder is legally held by the Pledgor and can be transferred according to law; the Pledgor also guarantees that it has full and legal ownership of the pledged property and that, except as required by law or this Contract, no security or other priority of any kind is set on the pledged property, nor the pledged property is subject to any form of ownership dispute, limitation of rights, or other right defect.

(2) Xingren County Almaden New Energy Co., Ltd. is a legal person legally established and validly existing under the law.

(3) According to the relevant laws and the articles of association of the Lessee, the Pledgor has obtained the approval of the competent authority for pledging the pledged property under this Contract to the Pledgee.

Clause 6 Commitments and Other Provisions

6.1 The Pledgor undertakes that:

(1) The Pledgor undertakes that, unless otherwise agreed in the Master Contract or with the written consent of the Pledgee, it and Xingren County Almaden New Energy Co., Ltd. will not commit the following actions:

① Sell, donate, lease, lend, transfer, mortgage, pledge or otherwise dispose of all or a majority of its major assets.

② To make a significant change to the management system or property right organization form, including but not limited to the establishment, acquisition or cancellation of branches, mergers, divisions, changes in company form, suspension of business, dissolution, bankruptcy, contracting, leasing, joint operation, shareholding system reform, equity transfer, merger and acquisition, joint venture (or cooperation), transfer of property rights, etc.

③ To Amend the articles of association to change the company’s business scope or main business.

④ To provide a guarantee to a third party, which has a material adverse effect on the Pledgor’s financial position or ability to perform its obligations hereunder.

⑤ To apply for reorganization, bankruptcy or dissolution.

⑥ To sign a contract/agreement that has a material adverse effect on the Pledgor’s ability to perform its obligations hereunder or assume relevant obligations with such effect.

(2) The Pledgor undertakes that, when the following events occur, it will notify the Pledgee immediately on the date of occurrence of such events or on the date of being aware thereof, and within five (5) working days from the date of occurrence of such events, send the original notice to the Pledgee:

① Relevant events occur that cause the Pledgor’s statements and guarantees made in this Contract to be untrue and inaccurate.

② The Pledgor/Xingren County Almaden New Energy Co., Ltd. is involved in litigation, arbitration, or their major assets are detained, seized, frozen, executed or subject to other measures with the same effect.

③ There is any change to the legal representative or authorized representative, responsible person, chief financial officer, mailing address, company name, business place, etc. of the Pledgor/Xingren County Almaden New Energy Co., Ltd.

④ The Pledgor/Xingren County Almaden New Energy Co., Ltd. is filed by other creditors for reorganization, bankruptcy or is canceled by the superior competent authority, or the Pledgor divorces and thus causes the division of the family common property.

5 The ownership of the pledged property is in dispute, or the pledge right is or may be adversely affected by Xingren County Almaden New Energy Co., Ltd. or any third party.

(3) The Pledgor undertakes to provide corresponding financial information at any time in accordance with the requirements of the Pledgee during the signing and performance of this Contract.

(4) The Pledgor shall cooperate to go through the pledge registration procedures. At the request of the Pledgee, the Pledgor shall also go through procedures for ordinary notarization or notarization with enforcement effect with a notary public office designated by the Pledgee, and the Pledgor shall voluntarily accept the enforcement.

(5) The Pledgor shall actively exercise the rights of shareholders to maintain the value of the shares. Without the written consent of the Pledgee, it will not waive the rights of shareholders and any rights or interests under the articles of association of Xingren County Almaden New Energy Co., Ltd.

(6) Without the consent of the Pledgee, it is not allowed to sign or agree to sign any dicument concerning the assignment or transfer of the pledged property, or dispose of the pledged property or any part thereof in any way.

(7) Except for this Contract, the Pledgor shall not set any pledge or other type of priority on the pledged property or any part thereof.

(8) The Pledgor shall bear all costs related to the pledged property and the realization of the pledge right, including but not limited to evaluation, auction, sale, custody, notarization, registration, approval, filing and other expenses.

(9) If the value of the pledged property is reduced or may be reduced, including but not limited to the deterioration of the financial situation of Xingren County Almaden New Energy Co., Ltd., and the Pledgee has grounds to believe that the situation is sufficient to jeopardize the rights of the Pledgee, the Pledgor shall provide a guaranty or other remedy equivalent to the reduced value at the request of the Pledgee.

(10) The Pledgor confirms that it shall not exercise the right of recourse and related rights enjoyed by Pledgor against the Lessee for the performance of this Contract until the Lessee has paid all the debts under the Master Contract to the Pledgee.

6.2 Notification and Service

(1) A notice hereunder sent by either parties to the other party shall be sent by fax, personal delivery, courier or registered mail to the following address or other address notified by the parties at that time.

(2) The Pledgor agrees that the summons and notices issued under any litigation against it shall be deemed to have been served as long as they are sent to the address listed in item (3) of this paragraph 6.2. Changes to the above address are not effective for the Pledgee unless it is notified in writing in advance.

(3) Contact information:

Pledgor: Nanjing Qingyang New Energy Co., Ltd.

Contact address: [Room 201, Building 2, Huijin Xintiandi Plaza, No. 11 Shengtai Road, Jiangning District, Nanjing (Jiangning Development Zone)]

Contact: [Rui Yun]

Contact number: [13701681151]

Fax: [025-52160263]

Clause 7 Breach of Contract and Settlement

7.1 Breach of contract

The occurrence of any of the following circumstances shall constitute a breach of contract by the Pledgor:

(1) Any representation, warranty, or guarantee made by the Pledgor in this Contract or any notice, authorization, approval, consent, certificate and other documents made by the Pledgor in accordance or in connection with this Contract is incorrect or misleading at the time of being made, or proven to be incorrect or misleading, or proven to be invalid or revoked or of no legal effect, and the Pledgee believes that it has a material adverse effect on the secured master claim.

(2) The Pledgor violates any of the provisions of this Contract, and the Pledgee believes that it has a material adverse effect on its claims.

(3) The Pledgor ceases operation, ceases production, suspends business, ceases operation for rectification, or is liquidated, taken over or taken into custody, or dissolved, or goes bankrupt or its business license is revoked or cancelled, or it violates agreement to amend the articles of association, change the scope of business or registered capital.

(4) The financial situation of the Pledgor deteriorates, the operation is seriously difficult, or an event or circumstance that adversely affects its normal operation, financial position or solvency occurs.

(5) The Pledgor/Xingren County Almaden New Energy Co., Ltd. is involved in major litigation, arbitration, or their major assets are detained, seized, frozen, executed or subject to other measures with the same effect.

(6) Without the written consent of the Pledgee, the Pledgor arbitrarily disposes of the pledged property in any manner, or the circumstances occur that may seriously affect the ability of the Pledgor to repay the debt, including decrease in the value of the pledged property, and loss or major damage to the pledged property.

(7) The pledged property is subject to seizure or other enforcement measures by the judicial organ or other competent authorities; or the Pledgor fails to complete and provide procedures and true information concerning the pledged property according to the Pledgee’s request; or conceals the fact that the pledged property is subject to joint ownership, dispute, seizure, detention, supervision or other pledge already established, which causes losses to the Pledgee

(8) The Pledgor commits an act that violates this Contract and is sufficient to prevent the normal performance of this Contract, or other acts that seriously damage the legitimate interests of the Pledgee.

7.2 In the event of any of the above-mentioned breach of contract or other circumstances as stipulated in Clause 4.1 of this Contract, the Pledgee has the right to announce that the master claim becomes due early and has the right to dispose of the pledged property according to Clause 4 of this Contract.

Clause 8 Notarization and Enforcement

8.1 The Pledgee has the right to require application for enforcement notarization of the Contract to the notary public office prescribed by the competent administration. Upon notarization, the Contract shall be enforceable. If the Pledgor fails to perform or fails to properly perform the obligations stipulated in this Contract, the Pledgee has the right to apply directly to the competent people’s court for enforcement without a litigation, and the Pledgor shall ensure that they actively cooperate in and accept the enforcement of the people’s court without a litigation.

8.2 The Pledgor confirms that it has a complete and clear understanding of the meaning, content, procedures, and effectiveness of the enforcement notarization specified in relevant laws and regulations; upon notarization, this Contract shall become an enforceable debt instrument.

8.3 The Pledgor undertakes to accept that the scope of debts executed forcibly by the people’s court includes, but is not limited to, Pre-lease Interest, Grace Period Interest, all Rents, overdue interest, penalty, damages, Retention Price, expenses incurred by the Lessor to realize the claims (including but not limited to litigation fees, arbitration fees, notary fees, attorney fees, travel expenses, auction fees, evaluation fees, etc.), other amount payable hereunder, and other obligations that the Lessee shall perform under the Master Contract excluding the aforementioned payment or compensation obligations

8.4 Execution object verification and confirmation. The Lessor agrees that the notary public office shall verify the performance of the debt by any of the following verification methods to determine the execution object: (1) telephone (including SMS) verification, subject to contact number stated in this Contract and reserved in the notary public office; (2) mailing verification, subject to communication address stated in this Contract and reserved in the notary public office; (3) email verification, subject to email address stated in this Contract and reserved in the notary public office. The Pledgor undertakes that it will notify the responsible notary of the notary public office in writing if there is any change to the above-mentioned contact number, communication address and email address. Otherwise, the contact information shall be subject to the statement of this Clause, and the Pledgee shall bear the liability for failure to notify. The Pledgor agrees that under the following circumstances, the notary public office may issue an “Execution Certificate” according to the unilateral request of the Pledgee and supporting materials provided by the Pledgee: (1) the notary public office fails to contact the Pledgor using all the above-mentioned contact information; (2) the Pledgor raises an objection to the request of the Pledgee and supporting materials provided by the Pledgee, but fails to provide contrary evidence or sufficient contrary evidence within three working days after receiving the verification notice from the notary public office; (3) the Pledgor raises no objection to the request of the Pledgee and supporting materials provided by the Pledgee.

8.5 The cost of notarization and the cost of applying for enforcement shall be borne by the Pledgor and the Lessee.

8.6 This Clause applies in preference to the terms of this Contract regarding dispute settlement.

Clause 9 Other Provisions

9.1 This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

9.2 Any dispute concerning this Contract shall be settled through friendly negotiation between the two parties, if the negotiation fails, the dispute shall be brought before the people’s court with jurisdiction over the place where this Contract is signed. During the settlement of the dispute, the parties concerned shall continue to perform the terms that are not contentious

9.3 Effectiveness, change and cancellation

(1) This Contract shall become effective after it has been signed by the Pledgor (if the Pledgor is a natural person, the Pledgor shall impress his/her signature and fingerprint; if the Pledgor is a legal person, the legal representative or authorized representative of the Pledgor shall impress his/her signature and the official seal shall be affixed) and the legal representative or authorized representative of the Pledgee and affixed with the official seal, and shall be terminated after the repayment of all the secured claims under this Contract. The pledge right hereunder is established when the industrial and commercial administrative department accepts the pledge registration.

(2) After this Contract becomes effective, neither Party hereto may change it or cancel it in advance. Any change or cancellation of this Contract shall be agreed upon by both parties hereto and a written agreement shall be reached.

9.4 Matters not covered in this contract shall be separately negotiated by the parties and determined in writing. The annexes to this Contract shall be an integral part of this Contract and have the same legal effect as the main text of this Contract.

9.5 Unless otherwise specifically stated in this Contract, the relevant words and expressions in this Contract have the same meaning as the Master Contract.

9.6 The headings of the sections, clauses and attachments hereunder are for convenience only and are not used as a basis for the contents under the heading and do not affect the interpretation of this Contract.

9.7 This Contract shall be made in (5) copies, all of which shall have the same legal effect. The Pledgor, Pledgee, Xingren County Almaden New Energy Co., Ltd. and pledge registration authority shall each hold (1) copy, and (1) copy is kept for backup.

(Signature Page)

Each party hereto has read, fully understood and agreed to all the terms and conditions. In witness whereof, the Parties hereto have caused this Contract to be executed as follows:

Pledgee: Huaxia Financial Leasing Co., Ltd. (seal)

Legal representative or authorized representative (signature):

Date: October__________, 2019

Pledgor: Nanjing Qingyang New Energy Co., Ltd. (seal)

Nanjing Qingyang New Energy Co., Ltd. (seal)

Legal representative or authorized representative (signature): Seal of Rui Yun

Date: October__________, 2019